Exhibit 99.1

FOR IMMEDIATE RELEASE               For Information Contact:
                                    Maryanne Lataif
                                    Vice President, Corporate Communications
                                    Activision, Inc.
                                    (310) 255-2704
                                    mlataif@activision.com


                 ACTIVISION ACQUIRES GAME DEVELOPER TOYS FOR BOB

      Acquisition Further Strengthens Activision's Development Capabilities

Santa Monica, CA - May 3, 2005 - Further enhancing its internal development capabilities, Activision, Inc. (Nasdaq: ATVI) today announced that it has acquired game developer Toys For Bob. As a result of the acquisition, Activision now has approximately 1,000 employees in its studio operations.

Activision has worked with Toys For Bob since 2002. Most recently the companies have worked together on the upcoming children's game Madagascar, which is based on DreamWorks Animation's feature film. The game is slated to ship this month timed to the movie's release. Toys For Bob is currently in pre-production on an as-yet unannounced Activision title which is expected to be released in FY 2007.

"Toys For Bob's talented team, led by proven management, will further expand our leading development resources," said Kathy Vrabeck, president of Activision Publishing. "The studio's high quality animation and design capabilities will enable us to develop innovative new games for the console platforms."

"We couldn't be more excited about Activision's acquisition of Toys For Bob, which will allow us to focus on what we love and do best -- create great games," added Paul Reiche III, president of Toys For Bob. "We have worked exclusively with Activision for the past three years, so we know the people, the products and the company's intentions quite well, all of which are entirely compatible with our own team and vision."

Under the terms of the agreement, Toys For Bob has become a wholly owned subsidiary of Activision and the company's management team and key employees have signed long-term employment contracts with Activision. The 27 person team will continue to be based in Novato, CA.

Founded in 1989, Toys For Bob is best known for developing the popular space action adventure games Star Control and Star Control II which were published by Accolade. From 1993 to 2002, the studio worked exclusively with Crystal Dynamics.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $948 million for the fiscal year ended March 31, 2004.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, product delays, retail acceptance of our products, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities.

These important factors and other factors that potentially could affect the Company's financial results are described in our filings with the Securities and Exchange Commission, including the Company's most recent Annual report on Form 10-K and Quarterly Report on Form 10-Q. Readers of this press release are referred to such filings. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company's assumptions or otherwise. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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